Exhibit 2

__________________________________________________________

STOCK PURCHASE AGREEMENT

By and Among

OCM Principal Opportunities Fund IV, L.P.

MTS Health Investors II, L.P.

and

Viewer Holdings LLC

Dated as of

March 16, 2007

__________________________________________________________

i

ii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 16, 2007, by and among OCM Principal Opportunities Fund IV, L.P., a California limited partnership (“OCM Fund”), and MTS Health Investors II, L.P., a Delaware limited partnership (“MTS” and, together with OCM Fund, the “Purchasers”), and Viewer Holdings LLC, a Delaware limited liability company (the “Seller”).

RECITALS

WHEREAS, the Seller is the record and beneficial owner of an aggregate of 25,944,570 shares of common stock, par value $0.01 per share (“Common Stock”), of Alliance Imaging, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Purchasers desire to acquire from the Seller (the “Share Purchase”), and the Seller desires to sell to the Purchasers, all of their right, title and interest in and to 24,501,505 shares of Common Stock (the “Shares”), on the terms and subject to the conditions contained herein;

WHEREAS, this Agreement and the transactions contemplated hereby have been approved by all requisite action on the part of the Seller and the Purchasers; and

WHEREAS, in connection herewith, the Purchasers and the Company are entering into a Governance and Standstill Agreement (the “Governance and Standstill Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1         Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, together with the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Closing” shall mean the closing of the transactions contemplated by this Agreement, as provided for in Section 2.1 hereof.

“Closing Date” shall have the meaning set forth in Section 2.1 hereof.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Company” shall have the meaning set forth in the recitals hereto.

“Consents” shall have the meaning set forth in Section 3.4(b) hereof.

“Contract” shall mean any bond, note, mortgage, deed of trust, lease, commitment, obligation, understanding, arrangement, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governance and Standstill Agreement” shall have the meaning set forth in the recitals hereto.

“Governmental Authority” shall have the meaning set forth in Section 3.4(b) hereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“KKR” shall have the meaning set for in Section 3.4(c) hereof.

“KKR Management Agreement” shall have the meaning set for in Section 3.4(c) hereof.

“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Liens” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or other adverse interests or restrictions on title or transfer.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Purchasers” shall have the meaning set forth in the preamble hereto.

“Registration Rights Agreement” shall have the meaning set for in Section 3.3 hereto.

“Related Party” shall have the meaning set for in Section 8.12 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Share Purchase” shall have the meaning set forth in the recitals hereto.

“Shares” shall have the meaning set forth in the preamble hereto.

“Termination Date” shall have the meaning set forth in Section 7.1(b) hereof.

Section 1.2	Other Definitional Provisions.

(a)       The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)       The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)       The term “dollars” and character “$” shall mean United States dollars.

(d)       The word “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings.

ARTICLE II

CLOSING;

PURCHASE AND SALE OF SHARES

Section 2.1         Closing. The closing of the Share Purchase (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, at 9:00 a.m. (local time), on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions precedent specified in Article VI, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.2         Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchasers, and the Purchasers shall, severally and not jointly, purchase, acquire and accept from the Seller, all right, title and interest in and to the Shares, free and clear of any and all Liens, except for any Liens arising under the Securities Act or any applicable state securities Laws.

Section 2.3         Conveyance. At the Closing, the Seller shall deliver to each Purchaser certificates representing the number of Shares set forth opposite such Purchaser’s name on Schedule I hereto, each such certificate to be duly and validly endorsed in favor of such Purchaser or accompanied by a separate stock power duly and validly executed by the Seller.

Section 2.4         Consideration. At the Closing, in consideration of such sale, conveyance, assignment, transfer and delivery of the Shares by the Seller, each Purchaser, severally and not jointly, shall pay or cause to be paid to the Seller, that amount set forth opposite such Purchaser’s name on Schedule I hereto; provided, however, if the conditions set forth in Sections 6.1 and 6.2 hereof have been satisfied or waived, and MTS does not fund the amount set forth opposite its name on Schedule I hereto, the OCM Fund shall fund such amount and shall acquire the shares set forth opposite MTS’s name on Schedule I hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE SELLER

The Seller hereby represents and warrants to the Purchasers as follows:

Section 3.1         Organization. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

Section 3.2        Authority; Binding Effect. The Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited liability action on the part of the Seller, and no other action on the part of the Seller is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (ii) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at law).

Section 3.3        Title to Shares; Conveyance. The Seller is the record and beneficial owner of the Shares and has good and valid title to all of the Shares, free and clear of all Liens, except Liens arising under the Securities Act or any applicable state securities Laws. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by the Seller to the Purchasers at the Closing will be duly executed and delivered by the Seller. The Seller has certain registration rights with respect to the Shares under that certain Registration Rights Agreement, dated as of November 2, 1999, by and among the Company, the Seller, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. (the “Registration Rights Agreement”), and the assignment of the Seller’s registration rights to be executed and delivered by the Seller to the Purchasers at the Closing will be valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

Section 3.4	No Violation; Consents and Approvals.

(a)       The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby will not (i) conflict with or violate the Certificate of Formation or limited liability company agreement of the Seller, as currently in effect, (ii) conflict with or violate any Laws applicable to the Seller or by which its properties or assets are bound or are subject, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payments under, or result in the creation of a Lien on any of the properties or assets of the Seller under, any material Contract to which the Seller is a party or by which its properties or assets are bound or subject, which breach, default, conflict, right of termination, amendment, acceleration, cancellation, payment or Lien would materially impair the Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)       The execution and delivery of this Agreement by the Seller do not, and the performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require the Seller to make any filing with, obtain any permit, authorization, consent or approval of, or given any notice to (“Consents”), any court, tribunal, legislative, executive or regulatory authority or agency (a “Governmental Authority”), or any third party, except for filings pursuant to the Securities Act and the Exchange Act.

(c)           On the date hereof and as of the Closing Date, the aggregate amount of all accrued and unpaid fees and expenses under that certain letter agreement (the “KKR Management Agreement”), dated as of November 2, 1999, by and among the Company and Kohlberg Kravis Roberts & Co., L.P. (“KKR”) shall not exceed $475,000.

Section 3.5        Brokers. The Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.6         No Other Representations. Except for the representations and warranties contained in this Article III and the warranties that inure to the benefit of a purchaser of stock under Section 8-108 of the Uniform Commercial Code, the Purchasers acknowledge and agree that none of Seller, the Company, or any Affiliates of Seller or the Company nor any other Person has made or makes any other express, implied or statutory representation or warranty with respect to Purchasers’ acquisition of the Shares, including any representations or warranties as to the Company, its business, its future financial condition or results of operations, including any financial projections provided by the Company, Seller or their representatives to the Purchasers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASERS

Each of the Purchasers hereby represents and warrants severally and not jointly, to the Seller as follows:

Section 4.1         Organization. Such Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California or the laws of the State of Delaware, as the case may be, and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

Section 4.2        Authority; Binding Effect. Such Purchaser has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of such Purchaser, and no other limited partnership action on the part of such Purchaser is required to authorize the execution, delivery and performance hereof, or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (ii) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at law).

Section 4.3	No Violation; Consents and Approvals.

(a)       The execution and delivery of this Agreement by such Purchaser do not, and the performance of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Limited Partnership or limited partnership agreement or similar organizational documents, in each case as currently in effect, of such Purchaser, (ii) conflict with or violate any Laws applicable to such Purchaser or by or to which any of its properties or assets are bound or subject, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would constitute a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of such Purchaser under, any material Contract to which such Purchaser is a party or by or to which such Purchaser or any of its properties or assets are bound or subject, which breach, default, conflict, right of termination, amendment, acceleration or cancellation, payment or Lien would materially impair such Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)       The execution and delivery of this Agreement by such Purchaser do not, and the performance by such Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, require such Purchaser to obtain any Consents from any Governmental Authority, or any third party, except for applicable requirements of the HSR Act, the Securities Act and the Exchange Act.

Section 4.4	Nature of Investment.

(a)        Such Purchasers is acquiring the Shares as principal for its own account for investment purposes only and not with a view to distributing or reselling such Shares or any part thereof.

(b)       Such Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser, either alone or together with their representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Shares, and have so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(c)           Such Purchaser acknowledges that it has had (i) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable such Purchaser to evaluate its investment; (ii) the opportunity to ask such questions as they have deemed necessary of, and to receive answers from, representatives of the Seller concerning the terms and conditions of the sale of the Shares and the merits and risks of investing in the Shares; and (iii) the opportunity to obtain such additional information that the Seller possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to its investments.

(d)           Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)           Such Purchaser understands and acknowledges that (i) the Shares are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption depends in part on, and the Seller will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance, and (iii) the Shares are “restricted securities” for purposes of the Securities Act and rules thereunder and may not be resold without registration under the Securities Act or an exemption therefrom, and the certificates representing such shares will bear a restrictive legend to such effect.

Section 4.5        Brokers. Such Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1        Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller and the Purchasers each agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI hereof).

Section 5.2         Consents. Without limiting the generality of Section 5.1 hereof, each of the parties hereto shall (i) use reasonable best efforts to obtain all Consents, if any, of Governmental Authorities and third parties which are to be obtained by such party and are necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, and (ii) provide reasonable cooperation and assistance reasonably requested by the Company with regard to the Company obtaining all Consents, if any, of Governmental Authorities and third parties which are to be obtained by the Company and are necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including but not limited to those Consents set forth in Schedule 5.2. Notwithstanding the foregoing, neither the Purchasers nor the Seller shall have any obligation to pay any fee to any third party (other than filing or other fees payable to Governmental Authorities) for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consents. Each of the parties hereto shall make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.

Section 5.3        Antitrust Notification. Each Purchaser shall use its reasonable best efforts to file, as soon as practicable after the date hereof but in any event within five (5) Business Days thereafter, the notification and report forms required for the transactions contemplated by this Agreement with the United States Federal Trade Commission and the United States Department of Justice, and shall provide any supplemental information requested in connection with such notification and report forms pursuant to the HSR Act. The Seller shall furnish to the Purchasers’ counsel such information and assistance as is reasonably necessary to the Purchasers and reasonably available to the Seller in connection with the Purchasers’ preparation of any filing or submission that is necessary under the HSR Act.

Section 5.4         Notification of Certain Matters. The Seller shall give prompt notice to each Purchaser, and each Purchaser shall give prompt notice to the Seller, of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of the Seller or such Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing or (ii) the Seller or such Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.5        Resignations. At or prior to the Closing Date, the Seller shall cause Michael W. Michelson, James C. Momtazee and Kenneth W. Freeman to resign from the Board of Directors of the Company and each Committee thereof.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1        Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver (in the case of Sections 6.1(a) and 6.1(b) only, it being understood and agreed that the condition in Section 6.1(c) shall not be waivable by either the Seller or either Purchaser without the written consent of the Company) at or prior to the Closing of each of the following conditions:

(a)        No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority which makes the consummation of the transactions contemplated hereby illegal; provided, that the parties shall use their reasonable best efforts to have any temporary or preliminary order or injunction lifted.

(b)       HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

(c)        Credit Agreement. The Company shall have obtained all necessary waivers, consents or amendments under the Credit Agreement, dated as of November 2, 1999, as amended, by and among the Company, the financial parties thereto and Deutsche Bank Trust Company Americas, as administrative agent, to consummate the transactions contemplated by this Agreement.

Section 6.2         Conditions to the Obligations of the Purchasers. The obligation of each of the Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Purchasers):

(a)        Representations and Warranties. The representations and warranties of the Seller contained in Article III hereof that are qualified as to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.

(b)        Performance. The Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c)        Officer’s Certificate. The Seller shall have delivered to the Purchasers a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Seller, certifying the satisfaction of the conditions set forth in subsections 6.2(a) and (b) hereof.

(d)        Instrument of Assignment. The Seller shall have delivered to each Purchaser certificates representing the number of Shares set forth opposite such Purchaser’s name on Schedule I hereto, each such certificate duly and validly endorsed in favor of such Purchaser or accompanied by a separate stock power duly and validly executed by the Seller.

(e)        Assignment of Registration Rights. The Seller shall have delivered to the Purchasers an instrument of assignment, in the form attached hereto as Exhibit A, relating to the assignment to the Purchasers of any and all of the Seller’s registration rights with respect to the Shares under the Registration Rights Agreement.

(f)        Termination of Management Agreement. The Seller and the Company shall have executed and delivered an amendment, in the form attached hereto as Exhibit B, relating to the termination of future performance and payment obligations under the KKR Management Agreement.

Section 6.3         Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Seller):

(a)        Representations and Warranties. The representations and warranties of the Purchasers contained herein which are qualified as to materiality shall be true and correct in all respects, and such representations and warranties as are not so qualified shall be true and correct in all material respects, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.

(b)        Performance. The Purchasers shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date.

(c)        Officer’s Certificate. The Purchasers shall have delivered to the Seller a certificate, dated as of the Closing Date, executed by a duly authorized officer of each Purchaser, certifying to the satisfaction of the conditions set forth in subsections 6.3(a) and (b) hereof.

(d)        Payment of Purchase Price. Each Purchaser shall have delivered to Seller by wire transfer of federal or other immediately available funds to the account designated by Seller the amount set forth opposite such Purchaser’s name on Schedule I hereto.

ARTICLE VII

TERMINATION; SURVIVAL

Section 7.1        Termination; Survival. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)	by mutual written agreement of the Purchasers and the Seller;

(b)       at any time on or after May 15, 2007 (the “Termination Date”), by either the Purchasers or the Seller, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to the Termination Date and if the failure to consummate the Closing by the Termination Date is not the result of any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement); or

(c)        by either the Purchasers or the Seller by written notice of such termination to the other parties if any event, fact or condition shall occur or exist that makes it impossible to satisfy a condition to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by the terminating party prior to the Closing.

Section 7.2        Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1 hereof, this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 7.2 and in Sections 8.1, 8.6, 8.7 and 8.12 hereof, and except that nothing herein will limit or restrict the rights or remedies of any party hereto against the other parties for any material breach of this Agreement arising prior to termination. If this Agreement is terminated pursuant to Section 7.1 hereof, all filings, applications and other submissions made pursuant to Sections 5.1, 5.2 and 5.3 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made.

Section 7.3         Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate as of the Closing and shall not survive the Closing for any purpose. The covenants and agreements contained in this Agreement shall terminate as of the Closing and shall not survive the Closing for any purpose, except as specifically set forth herein.

ARTICLE VIII

MISCELLANEOUS

Section 8.1         Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile (with receipt of confirmation of delivery), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To the Seller:

Viewer Holdings LLC
c/o Kohlberg Kravis Roberts & Co., L.P.
2800 Sand Hill Road

Menlo Park, CA 94025

Attention:	Michael W. Michelson
Fax: (650) 233-6561

With a copy to:

Latham & Watkins LLP
140 Scott Drive

Menlo Park, CA 94025

Attention:	Peter F. Kerman
Nicholas S. O’Keefe
Fax: (650) 463-2600

To the Purchasers:

OCM Principal Opportunities Fund IV, L.P.
c/o Oaktee Capital Management, LLC
333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

Attention:	Michael P. Harmon
Fax: (213) 830-6393

MTS Health Investors II, L.P.
c/o MTS Health Partners
623 Fifth Avenue, 15th Floor

New York, NY 10022

Attention:	Curtis S. Lane
Fax: (212) 887-2111

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Attention: Jeffrey H. Cohen

Rick C. Madden

Fax: (213) 621-5288 and (213) 621-5379

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by national courier service for next business day delivery or (iii) the business day on which confirmation of delivery is received, if sent by facsimile.

Section 8.2        Extension; Amendment; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for performance of any of the obligations or other acts of the other parties or (b) waive or amend any provision of this Agreement if, and only if, such extension, amendment or waiver is in writing and signed, in the case of an amendment, by the Purchasers and the Seller, or in the case of an extension or waiver, by the party against whom the extension or waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3        Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.4        Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that the Purchasers may assign their rights and obligations to purchase the Shares to any Person to whom they are permitted to assign their rights and obligations under the Governance and Standstill Agreement, but no such assignment shall relieve the Purchasers of their obligations hereunder unless the Seller shall have given its prior written consent thereto.

Section 8.5        Entire Agreement. This Agreement (including the Schedule hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.6         Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchasers or the Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.7        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. For the avoidance of doubt, (a) nothing in the foregoing shall be deemed to effect any rights of KKR under the KKR Management Agreement, and (b) the Purchasers understand and agree that they shall be responsible (which obligation shall survive the Closing) for paying (i) in the event that the transactions contemplated hereby are consummated, actual expenses incurred by the Company and/or the Special Committee of the Board of Directors of the Company in connection with the transactions contemplated hereby (including financial advisors and legal fees but not including Special Committee member compensation) of up to $1,250,000, and (ii) whether or not the transactions contemplated hereby are consummated, all filing fees in connection with any filing under the HSR Act.

Section 8.8        Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding. The Seller and each of the Purchasers hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.1.

Section 8.9         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 8.10      Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.11      Further Assurances. From time to time after the Closing Date, at the request of the other parties hereto and at the expense of the party so requesting, Seller and the Purchasers shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 8.12      Limited Liability of Members of Seller. Notwithstanding any other provision of this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby will be had against any current or future director, officer, employee, general or limited partner or member of Seller, or of any of the foregoing (collectively, a “Related Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly understood and agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations or their creation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

VIEWER HOLDINGS LLC

By:	KKR 1996 FUND L.P., Managing Member
By:	KKR ASSOCIATES 1996 L.P., General Partner
By:	KKR 1996 GP LLC, General Partner

By:	/s/ Michael W. Michelson
Name: Michael W. Michelson
Title: Member

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P., its General Partner
By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, LTD, its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, LLC, a Director

By:	/s/ Michael P. Harmon
Name: Michael P. Harmon
Title: Michael P. Harmon

By:	s/ Andrew Salter
Name: Andrew Salter

Title: Vice President

MTS HEALTH INVESTORS II, L.P.

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Senior Managing Director

SCHEDULE I

SCHEDULE OF PURCHASERS

Name of Purchaser	No. of Shares Purchased	Aggregate Purchase Price
MTS	3,200,000	$20,000,000.00
OCM Fund	21,301,505	$133,134,406.25

I-1

Schedule 5.2

REQUIRED CONSENTS

1.	Credit Agreement Waiver

5.2-1

Exhibit A

FORM OF ASSIGNMENT OF REGISTRATION RIGHTS

Exhibit A

ASSIGNMENT

This ASSIGNMENT (this “Assignment”), is made this , 2007, by Viewer Holdings LLC, a Delaware limited liability company (“Stockholder”), for the benefit of OCM Principal Opportunities Fund IV, L.P., a California limited partnership (“OCM Fund”), and MTS Health Investors II, L.P., a Delaware limited partnership (together with OCM Fund, the “Purchasers”).

WHEREAS, Stockholder is a party to that certain Registration Rights Agreement, dated as of November 2, 1999, by and among Alliance Imaging, Inc., a Delaware corporation (the “Company”), Stockholder and certain other parties thereto (the “Registration Rights Agreement”);

WHEREAS, Stockholder is party to that certain Stock Purchase Agreement, dated as of March 16, 2007 (the “Stock Purchase Agreement”), by and among Stockholder and the Purchasers, pursuant to which Stockholder has agreed to sell, and the Purchasers have agreed to purchase, __ shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Share Purchase”);

WHEREAS, in connection with the Share Purchase, Stockholder has agreed to assign Stockholder’s registration rights relating to the Shares under the Registration Rights Agreement.

NOW THEREFORE, in consideration of the premises:

1.            Stockholder hereby assigns its rights and future obligations for all purposes under the Registration Rights Agreement (a) with respect to the Shares to the Purchasers, including without limitation the registration rights in connection with the ownership of the Shares pursuant to Sections 3 and 4 of the Registration Rights Agreement.

2.	For the avoidance of doubt, immediately following the effectiveness hereof:

(a)          The Shares shall be deemed to be “Registrable Securities” under the Registration Rights Agreement; and

(b)          The Purchasers shall each be deemed to be “Investors” and “Holders” under the Registration Rights Agreement.

3.            Notwithstanding anything herein to the contrary, Stockholder shall not be deemed to be assigning any rights it may have under the Registration Rights Agreement with respect to any shares of Common Stock it holds on the date hereof or held at any time prior to the date hereof, other than the Shares, including without limitation any rights under Sections 8 of the Registration Rights Agreement with respect to shares of Common Stock previously sold by Stockholder pursuant to the Registration Rights Agreement.

4.            Stockholder covenants and agrees that Stockholder will have no right to exercise any Demand Registration at any time during which either (i) the registration statement on Form S-3, registration number 333-122453, or any other registration statement including Stockholder’s shares, is effective and Stockholder has the ability to sell all of its shares of Common Stock thereunder, or (ii) Stockholder has the ability to sell all of its shares of Common Stock pursuant to Rule 144(k) under the Securities Act.

Exhibit A

5.            Capitalized terms not defined herein but defined under the Registration Rights Agreement shall have the meanings under the Registration Rights Agreement.

6.            This Assignment shall become effective upon Closing (as defined under the Stock Purchase Agreement).

[Signature Page Follows]

Exhibit A

VIEWER HOLDINGS LLC

By:	KKR 1996 FUND L.P., Managing Member
By:	KKR ASSOCIATES 1996 L.P., General Partner
By:	KKR 1996 GP LLC, General Partner

By:	____________________________
Name: Michael W. Michelson
Title: Member:

AGREED TO AND ACCEPTED:

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES

FUND IV GP, L.P., its General Partner

By:	OCM PRINCIPAL OPPORTUNITIES

FUND IV GP, LTD, its General Partner

By:	OAKTREE CAPITAL MANAGEMENT, LLC,

a Director

By:	_____________________________
Name:
Title:

MTS HEALTH INVESTORS II, L.P.

By:	MTS HEALTH INVESTORS II GP,

LLC, its General Partner

By:	MTS HEALTH INVESTORS II GP

HOLDINGS, LLC, the Class A Member

By:	_____________________________
Name:
Title:

[Signature Page to Assignment]

Exhibit A

ACKNOWLEDGED AND ACCEPTED:

ALLIANCE IMAGING, INC.

By:	_____________________________
Name:
Title:

[Signature Page to Assignment]

Exhibit B

FORM OF AMENDMENT TO MANAGEMENT AGREEMENT

B-1

Exhibit B

Kohlberg Kravis Roberts & Co., L.P.

2800 Sand Hill Road

Menlo Park, CA 94025

, 2007

Alliance Imaging, Inc.

1900 S. State College Blvd., Suite 600

Anaheim, California 92806

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated as of November 2, 1999 (the “Letter Agreement”), between Alliance Imaging, Inc., a Delaware corporation (the “Company”), and Kohlberg Kravis Roberts & Co., L.P. (“KKR”). Reference is further made to that certain Stock Purchase Agreement, dated as of March 16, 2007 (the “Stock Purchase Agreement”), by and among Viewer Holdings LLC, a Delaware limited liability company and an affiliate of KKR (the “Seller”), OCM Principal Opportunities Fund IV, L.P., a California limited partnership (“OCM Fund”), and MTS Health Investors II, L.P., a Delaware limited partnership (together with OCM Fund, the “Purchasers”), relating to the sale by the Seller to the Purchasers of __ shares of Common Stock, par value $0.01, of the Company, and to Section 6.2(f) of the Stock Purchase Agreement, pursuant to which it is a condition to the Purchasers’ obligation to purchase such shares that KKR and the Company have entered into this Letter Agreement amendment. Capitalized terms used but not defined herein have the meanings assigned to them in the Letter Agreement.

This Letter Agreement amendment serves to confirm our understanding and agreement as follows:

1.           From and after the Closing (as defined in the Stock Purchase Agreement), (a) no payment obligations shall accrue under Section 1 or Section 3 of the Letter Agreement; provided, however, the foregoing shall not be deemed to apply with respect to unpaid fees and expenses accrued prior to Closing in an amount not in excess of $475,000 (the “Unpaid Fees & Expenses”), and nothing in this Letter Agreement amendment shall be deemed to affect the Company’s obligation to pay to KKR the Unpaid Fees and Expenses; and (b) KKR shall have no further performance obligations pursuant to Section 1 of the Letter Agreement.

2.          The Company shall not have any indemnification or contribution obligation pursuant to Section 4 of the Letter Agreement with respect to any actions or inactions of any Indemnified Party occurring after the Closing. For the avoidance of doubt, the foregoing shall not be deemed to affect the obligations of the Company pursuant to Section 4 of the Letter Agreement (a) arising prior to the Closing, (b) with respect to any activity contemplated by the Letter Agreement or KKR’s retention pursuant to, and KKR’s affiliates’ performance of the services contemplated by, the Letter Agreement, in each case

Exhibit B

prior to the Closing, or (c) otherwise with respect to any actions or inactions of any Indemnified Party prior to the Closing.

3.          Upon the Closing, Sections 2, 8, 9 and 13 of the Letter Agreement shall terminate.

4.           Sections 5, 6, 7, 10, 11 and 12 of the Letter Agreement shall survive the Closing in their entirety.

5.	This Letter Agreement amendment shall be effective upon the Closing.

[Signature Page Follows]

Exhibit B

Very truly yours,

KOHLBERG KRAVIS ROBERTS & CO., L.P.

By:	___________________________
Name:
Title:

AGREED TO AND ACCEPTED:

ALLIANCE IMAGING, INC.

By:	____________________________
Name:
Title: